Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

Legg Mason Partners Income Funds:

We consent to the use of our report, incorporated herein by reference, dated February 22, 2006, for Legg Mason Partners Capital and Income Fund (formerly Smith Barney Capital and Income Fund), a series of Legg Mason Partners Income Funds (formerly Smith Barney Investment Income Funds), as of December 31, 2005 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

April 24, 2006